EXHIBIT 10.7

EAGLE FAMILY FOODS HOLDINGS, INC.

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of this 23rd day of November, 2004, by and among GE Investment Private Placement Partners II, a Limited Partnership (“GEI”), Warburg, Pincus Ventures, L.P., a Delaware limited partnership (“Warburg”), Dairy Farmers of America Inc. (“DFA” and, together with GEI and Warburg, the “Institutional Investors”); the individuals whose names and addresses appear from time to time on Schedule I hereto (the “Management Investors” and, together with the Institutional Investors, the “Investors”); and Eagle Family Foods Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 6 hereof.

R E C I T A L S

WHEREAS, the Company, certain of the Investors and certain other parties entered into a Stockholders Agreement, dated as of January 23, 1998, as amended on September 27, 1999 (the “Original Agreement”);

WHEREAS, certain of the Investors have agreed pursuant to the terms of Contribution and Exchange Agreements dated as of even date herewith (collectively, the “Contribution and Exchange Agreement”) to contribute to the Company all of their shares of Common Stock of the Company, par value $0.01 per share (“Common Stock”), all of their shares of Series A Non-Voting Preferred Stock of the Company, par value $0.01 per share (the “Series A Preferred”), and all of their shares of Series B Non-Voting Preferred Stock of the Company, par value $0.01 per share (the “Series B Preferred”), in exchange for the issuance by the Company of new shares of Common Stock.

WHEREAS, one of the Investors has agreed pursuant to the terms of an Asset Purchase Agreement dated as of even date herewith (the “Purchase Agreement” and, together with the Contribution and Exchange Agreement, the “Transaction Agreements”) to purchase shares of Common Stock and shares of Series I Non-Voting Preferred Stock, par value $0.01 per share (the “the “Preferred Stock”).

WHEREAS, the Company has granted the Investors certain registration rights with respect to the Common Stock held by them pursuant to an amended and restated registration rights agreement, dated as of the date hereof (the “Registration Rights Agreement”); and

WHEREAS, the Investors and the Company desire to amend and restate the Original Agreement to promote their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition and voting of the shares of Common Stock and Preferred Stock purchased or received by the Investors pursuant to the Transaction Agreements, as applicable, together with any other shares of Common Stock or Preferred Stock acquired by them (collectively, the “Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. COVENANTS OF THE PARTIES

(a) Legends. The certificates evidencing the Shares acquired by the Investors pursuant to the Transaction Agreements or their permitted transferees will bear the following legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

“The securities evidenced hereby are subject to the terms of that certain Amended and Restated Stockholders Agreement, dated as of November 23, 2004, by and among the Company and certain holders of the Company’s Common Stock and Preferred Stock, including certain preemptive rights, restrictions on transfer and rights of co-sale. A copy of such Amended and Restated Stockholders Agreement has been filed with the Secretary of the Company and is available upon request.”

(b) Election of Directors.

(i) As of the date hereof, the Board of Directors of the Company (the “Board”) will consist of Craig A. Steinke (“Steinke”), Andreas T. Hildebrand, Kewsong Lee, David A. Barr, Mark J. Strelecki, Donald W. Torey, Jeffrey G. Goldfaden, and Gerald L. Bos. From and after the date hereof, the Investors and the Company shall take all action within their respective power, including but not limited to, the voting of all shares of capital stock of the Company owned by them, required to cause the Board to consist of eight members or such other number as the Board may from time to time establish, and at all times throughout the term of this Agreement to include (A) as long as Warburg owns beneficially (within the meaning of Rule 13d-3 under the Exchange Act) (1) at least twenty percent (20%) of the Common Stock, three (3) representatives designated by Warburg, (2) at least fifteen percent (15%) of the Common Stock, two (2) representatives designated by Warburg and (3) at least ten percent (10%) of the Common Stock, one (1) representative designated by Warburg (each, a “Warburg Director”), (B) as long as GEI owns beneficially (within the meaning of Rule 13d-3 under the Exchange Act) (1) at least twenty percent (20%) of the Common Stock, three (3) representatives designated by GEI, (2) at least fifteen percent (15%) of the Common Stock, two (2) representatives designated by GEI and (3) at least ten percent (10%) of the Common Stock, one (1) representative designated by GEI (each, a “GEI Director”), (C) as long as DFA owns beneficially (within the meaning of Rule 13d-3 under the Exchange Act), at least ten percent (10%) of the Common Stock, one (1) representative designated by DFA (the “DFA Director” and, together with each Warburg Director and each GEI Director, the “Institutional Directors”), (D) as long as Warburg and GEI collectively own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least fifty percent (50%) of the Common Stock, Warburg and GEI shall collectively have the right to designate that number of representatives as shall constitute a majority of the Board, and (E) Steinke, who shall be entitled to be a member of the Board in accordance with the terms of his employment agreement with the Company as in effect from time to time.

(ii) In the event that any Institutional Director is unable to serve, or once having commenced to serve, is removed or withdraws from the Board (a “Withdrawing Director”), such Withdrawing Director’s replacement (the “Substitute Director”) will be designated by the Institutional Investor having nominated such Institutional Director. An Institutional Director may be removed, with or without cause, by the Institutional Investor having nominated such Institutional Director, and such Institutional Investor shall thereafter have the right to nominate a replacement for such Institutional Director. The Investors and the Company agree to take all action within their respective power, including but not limited to, the voting of all shares of capital stock of the Company owned by them, to cause the election of such Substitute Director promptly following his or her nomination pursuant to this Section 1(b)(ii).

(iii) Without the consent of a majority of the Board, which majority shall include, as long as GEI is entitled to designate a director pursuant to this Section 1, at least one (1) GEI Director and, as long as Warburg is entitled to designate a director pursuant to this Section 1, at least one (1) Warburg Director and, as long as DFA is entitled to designate a director pursuant to this Section 1, at least one (1) DFA Director, the Company, other than with respect to transactions contemplated under Sections 1(b)(iv)(A) and (B) herein, shall not, and shall cause Eagle Family Foods, Inc. and each of their respective Subsidiaries not to:

(A) approve any annual budget (the “Budget”) or any material amendment or modification thereto;

(B) make or incur any capital expenditures or investments not contemplated by the Budget in excess of $500,000;

(C) (1) liquidate or dissolve, (2) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) make an assignment for the benefit of its creditors, or (4) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property;

(D) acquire any business (whether by acquisition of assets, stock or otherwise);

(E) issue any equity securities other than Plan Stock (each, as defined in Section 1(c)(i) hereof);

(F) incur any indebtedness for borrowed money, other than indebtedness outstanding on the date hereof (including additional borrowings permitted under the facilities in effect on the date hereof);

(G) enter into any new line of business;

(H) enter into any joint venture or strategic alliance with any Person;

(I) enter into any agreement having a duration in excess of one (1) year and cumulative obligations in excess of $1,000,000;

(J) sell or contribute, other than sales of inventory in the ordinary course of business or a sale of all or substantially all of the assets of the Company, assets in excess of $500,000.

(K) pay or declare any dividend, or repurchase or redeem any shares of capital stock;

(L) amend or modify the Company’s Certificate of Incorporation or bylaws;

(M) amend, modify or terminate any employment agreement between the Company and any executive officer of the Company;

(N) grant any stock options or other equity-based awards, or authorize any senior management compensation plans or arrangements;

(O) hire or fire any executive officer of the Company;

(P) enter into any transaction with any officer, director or Affiliate of the Company (including, without limitation, GEI, Warburg or DFA);

(Q) make any loan or guarantee the indebtedness of any Person, except in the ordinary course of business;

(R) enter into, amend, modify or terminate any agreement, including any collective bargaining agreement, with any union;

(S) approve or adopt, amend, modify or terminate any stock plan, 401(k) plan, defined benefit or defined contribution plan or similar employee benefit plan; or

(T) enter into any agreement to do any of the foregoing.

(iv) Without the consent of a majority of the Board, which majority shall include, as long as GEI is entitled to designate a director pursuant to this Section 1, at least one (1) GEI Director and, as long as Warburg is entitled to designate a director pursuant to this Section 1, at least one (1) Warburg Director, the Company shall not, and shall cause Eagle Family Foods, Inc. and each of their respective Subsidiaries not to (A) merge or consolidate with any other Person (other than a merger or consolidation with a wholly owned subsidiary of the Company) and (B) sell or contribute all or substantially all of the assets of the Company.

(c) Subscription Right.

(i) If at any time after the date hereof, the Company proposes to sell in any non-public offering equity securities of any kind (the term “equity securities” shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities, voting or other rights, and derivative securities of equity securities) of the Company (except (A) for grants or issuances after the date hereof pursuant to the Transaction Agreements, (B) for grants or issuances of equity securities pursuant to any incentive plan for the Company’s or any of its Subsidiaries’ directors or employees (collectively, “Plan Stock”), (C) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, or (D) pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other form of reorganization), then, as to each Investor who then holds shares of capital stock of the Company, the Company shall:

(1) give written notice setting forth in reasonable detail (I) the designation and all of the terms and provisions of the equity securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest or dividend rate and maturity; (II) the price and other terms of the proposed sale of such Proposed Securities; (III) the amount of the Proposed Securities proposed to be issued; and (IV) such other information as may be reasonably required in order to evaluate the proposed issuance; and

(2) offer to sell to each such Investor a portion of the Proposed Securities equal to a percentage determined by dividing (I) the number of shares of Common Stock then held by such Investor (other than Plan Stock) by (II) the total number of shares of Common Stock then outstanding (other than Plan Stock).

(ii) Each such Investor must exercise its purchase rights hereunder within ten (10) days after receipt of such notice from the Company. If all of the Proposed Securities offered to such Investors are not fully subscribed by such Investors, such remaining Proposed Securities will be reoffered to those Investors purchasing their full allotment upon the terms set forth in this Section 1(c) (with an allocation based on the respective percentages of the aggregate number of shares of Common Stock held by such Investors), until all such Proposed Securities are fully subscribed for or until all such Investors have subscribed for all such Proposed Securities which they desire to purchase, except that such Investors must exercise their purchase rights within five (5) days after receipt of all such reoffers. To the extent that the Company offers two (2) or more equity securities in units, Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the equity securities making up such unit.

(iii) Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that the Investors have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Investors. Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to the Investors pursuant to this Section 1(c). The election by an Investor not to exercise its subscription rights under this Section 1(c) in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of equity securities by the Company without first giving the Investors the rights described in this Section 1(c) shall be void and of no force and effect and the Company shall cause any correction required to be fully effected.

(iv) Notwithstanding anything contained in this Section 1(c), in the event that the issuance and sale of the Proposed Securities to any Investor would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Board, such Investor or Investors may be excluded from the rights provided by this Section 1(c).

(d) No Inconsistent Agreements. Each of the Investors and the Company agrees that it will not and will not permit any Affiliate to grant any proxy or enter into or agree to be bound by any voting trust with respect to its shares of capital stock of the Company or enter into any stockholder agreements or arrangements of any kind with any person with respect to its shares of capital stock of the Company, in any such case in a manner that is inconsistent with the provisions of this Agreement.

2. TRANSFER OF STOCK BY MANAGEMENT INVESTORS. Without the approval of the Board, no Management Investor shall Transfer any Shares, or any beneficial interest therein, other than Permitted Transfers between such Management Investor and the Company. Notwithstanding the foregoing, if, pursuant to the Registration Rights Agreement, a Management Investor is prevented by the Company’s underwriter or underwriters from Transferring Shares in a public offering of Shares by the Company in which the Institutional Investors Transferred Shares, then following such public offering, and after the expiration of any applicable restrictions on the Transfer of such Management Investor’s Shares under agreements not to sell, “lock-up” agreements or similar agreements to which the Management Investor is bound, such Management Investor shall be entitled to Transfer his pro rata portion of Shares (to be calculated pursuant to the following sentence) that he would otherwise have been entitled to Transfer in such public offering without the approval of the Board, provided that (a) such Management Investor informs the Board in writing of his intention to Transfer Shares at least seven days in advance of the proposed Transfer, such notice to include the number of Shares he intends to Transfer and (b) such Management Investor complies with all applicable securities laws, including, without limitation, compliance with the volume and time limitations imposed by Rule 144 under the Securities Act. For purposes of the foregoing sentence, such Management Investor’s pro rata portion of Shares shall be equal to (a) the product of (i) the aggregate number of Shares Transferred by the Institutional Investors in such public offering and (ii) the aggregate number of Shares beneficially owned by such Management Investor at the time of such public offering divided by (b) the aggregate number of Shares held by the Institutional Investors at the time of such public offering; provided, however, that the pro rata portion as so calculated shall be adjusted downward to the extent the Board shall have approved a Transfer of Shares by such Management Investor prior to such Management Investor’s notification to the Board of his intention to avail himself of this provision. Any Transfer or purported Transfer made in violation of this Section 2 shall be null and void and of no effect.

3. TRANSFER RIGHTS

(a) Right of Co-Sale. In the event that any Investor intends to Transfer (i) shares of Common Stock which, together with any previous sales of shares of Common Stock by such Investor, represent more than twenty percent (20%) of its shares of Common Stock on a cumulative basis or (ii) shares of Preferred Stock which, together with any previous sales of

Preferred Stock by such Investor represent twenty (20%) of its shares of Preferred Stock on a cumulative basis (in each case other than to an Affiliate of such Investor), such Investor (the “Co-Sale Triggering Investor”) shall notify each other Investor holding shares of such class of stock, in writing, of such Transfer and its terms and conditions (the “Proposed Sale”). Within ten (10) days after the date of such notice, each Investor holding shares of such class of stock that wishes to participate in the Proposed Sale (the “Co-Sale Investors”) shall so notify the Co-Sale Triggering Investor in writing (a “Transfer Notice”). In the event the Co-Sale Triggering Investor fails to receive a Transfer Notice from any Investor within such 10-day period, such Investor shall be deemed to have declined to participate in-the Proposed Sale. Each Co-Sale Investor shall have the right to sell, at the same price and on the same terms as the Co-Sale Triggering Investor, that number of shares of Common Stock or Preferred Stock, as the case may be, equal to the number of shares of Common Stock or Preferred Stock, as the case may be the third party proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock or Preferred Stock (other than Plan Stock), as the case may be, issued and owned by such Co-Sale Investor and the denominator of which shall be the aggregate number of shares of Common Stock or Preferred Stock (other than Plan Stock), as the case may be, issued and owned by the Co-Sale Triggering Investor and each other Co-Sale Investor (including such Co-Sale Investor) exercising its rights pursuant to this Section 3. Nothing contained herein shall obligate the Co-Sale Triggering Investor to consummate the Proposed Sale or limit the Co-Sale Triggering Investor’s right to amend or modify the terms of the Proposed Sale in any respect; provided that the Investors are offered the opportunity to participate in the Proposed Sale on such amended or modified terms.

(b) Drag Along Right.

(i) If at any time and from time to time after the date of this Agreement, Warburg and GE (collectively, the “Majority Holders”) wish to (i) Transfer in a bona fide arms’ length sale all of their Shares to any Person or Persons who are not Affiliates of the Company or the Majority Holders, (ii) approve any merger of the Company with or into any other Person who is not an Affiliate of the Company or the Majority Holders, or (iii) approve any sale of all or substantially all of the Company’s assets to any Person or Persons who are not Affiliates of the Company or the Majority Holders (for purposes of this Section 3(b), such Person or Persons is referred to as the “Proposed Transferee”), the Majority Holders shall have the right (for purposes of Section 3(b), the “Drag-Along Right”) to (x) in the case of a Transfer of the type referred to in clause (i), require each other Investor to sell to the Proposed Transferee all of his or its Shares (including any warrants or options to acquire Shares) for the same per share consideration as proposed to be received by the Majority Holders (less, in the case of options or warrants, the exercise price for such options or warrants) then Owned by such Investor or (y) in the case of a merger or sale of assets referred to in clauses (ii) or (iii), require each other Investor to vote all shares then Owned by such other Investor in favor of such transaction and to waive any dissenter or appraisal right such Investor may have under applicable law. Each Investor agrees to take all steps necessary to enable him or it to comply with the provisions of this Section 3(b) to facilitate the Majority Holders’ exercise of a Drag-Along Right.

(ii) To exercise a Drag-Along Right, the Majority Holders shall give each Investor a written notice (for purposes of this Section 3(b), a “Drag-Along Notice”) containing (1) the name and address of the Proposed Transferee and (2) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee’s offer. Each Investor shall thereafter be obligated to sell or vote his or its Shares (including any warrants or options Owned by such Investor), provided that the sale to the Proposed Transferee is consummated within ninety (90) days of delivery of the Drag-Along Notice. If the sale or merger is not consummated within such ninety (90)-day period, then each Investor shall no longer be obligated to sell such Investor’s Shares pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section 3(b).

(iii) Each Investor shall execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by the Majority Holders or the Company in order to carry out the terms and provisions of this Section 3(b). If the transaction is structured as a merger or consolidation, each Investor shall waive any dissenters’ rights, appraisal rights or similar rights in connection with the proposed transaction. If any Investor fails or refused to vote or sell his, her or its Shares as required by, or votes his, her or its Shares in contravention of, this Section 3(b), then such Investor hereby grants to the Secretary of the Company an irrevocable proxy, coupled with an interest, to vote such Shares in accordance with the provisions of this Section 3(b), and hereby appoints the Secretary of the Company his, her or its attorney in fact, to sell such Shares in accordance with the provisions of this Section 3(b). At the closing of the proposed transaction, each Investor shall deliver, against receipt of the consideration payable in such transaction, certificates representing the Shares which the Investor owns, together with executed stock powers or other instruments of transfer acceptable to the Majority Holders.

Notwithstanding anything contained in this Section 3(b), in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act (or any successor regulation) or a similar provision of any state securities law, then, at the option of the Majority Holders, any one or more of the Investors may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.

4. INFORMATION AS TO COMPANY AND RELATED COVENANTS

(a) Investor Financial Information. From and after the date hereof, the Company shall deliver to each Investor owning beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than five percent (5%) of the issued and outstanding shares of Common Stock (except for the annual reports referred to in (a)(ii) below, which shall be delivered to each Investor as long as such Investor owns any shares of Common Stock):

(i) Quarterly Statements. As soon as practicable, and in any event within forty-five (45) days after the close of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet, statement of income and statement of changes in cash flow of the Company and its Subsidiaries as of the close of such quarter and the portion of the Company’s fiscal year ending on the last day of such quarter, all in reasonable detail and prepared in accordance with U.S. generally accepted accounting principles, consistently applied, subject to audit and year end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous year;

(ii) Annual Statements. As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days thereafter, a copy of the consolidated balance sheet, and consolidated statements of income, stockholders’ equity and changes in cash flow of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of independent certified public accountants of recognized national standing selected by the Company, which opinion shall state that such financial statements fairly present the financial position and results of operations of the Company and its Subsidiaries on a consolidated basis and have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

(b) Director Materials. The Company shall prepare and deliver to each director of the Company:

(i) Monthly Financial Statements. As soon as practicable, and in any event within 30 days after the close of each of month of each fiscal year of the Company, a consolidated balance sheet, statement of income and statement of changes in cash flow of the Company and its Subsidiaries as of the close of each month and the portion of the Company’s fiscal year ending on the last day of such month, all in reasonable detail and prepared in accordance with U.S. generally accepted accounting principles, consistently applied, subject to audit and year end adjustments, setting forth in each case in comparative form the figures for the comparable period of the previous year;

(ii) Business Plan; Projections. Sixty (60) days after the commencement of each fiscal year of the Company, an annual business plan of the Company and projections of operating results, prepared on a monthly basis, and a three-year business plan of the Company and projections of operating results. Within 45 days of the close of each fiscal quarter of the Company, the Company shall provide its directors with a comparison of actual year-to-date results with the corresponding budgeted figures;

(iii) Audit Reports. Promptly upon receipt thereof, one copy of each other financial report and internal control letter submitted to the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company and its Subsidiaries; and

(iv) Requested Information. With reasonable promptness, the Company shall furnish each director with such other data and information as from time to time may be reasonably requested.

The Company acknowledges that its obligations under this Section 4(b) shall not limit the rights of its directors under applicable law to obtain information and other materials from the Company.

(c) Inspection. From and after the date hereof, the Company will permit each Investor owning beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than five percent (5%) of the issued and outstanding shares of Common Stock or Preferred Stock, its nominee, assignee or its representative to visit and inspect any of the properties of the Company, to examine all its books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with said Investor, its nominee, assign and representatives the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

(d) Limitation to Access. Notwithstanding the rights and obligations set forth in Sections 4(a) and (b) herein, such rights and obligations relating to information constituting or containing confidential business, financial or other information of the Company or its Subsidiaries shall not apply to any Management Investor who, directly or indirectly, whether as an individual or on his or her own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant and/or independent contractor of any person, firm or organization or otherwise, owns, manages, controls or participates in the ownership, management or control of, or is employed or engaged by or otherwise affiliated or associated with, a corporation, partnership, proprietorship, firm, association or other business entity or otherwise engages in any business that is engaged in any manner in, or otherwise competes with, the business of the Company.

(e) Confidentiality. As to so much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of the Company or its Subsidiaries, each Investor covenants for itself and its directors, officers, partners and stockholders that it will use due care to prevent its respective officers, directors, employees, counsel, accountants and other representatives from disclosing such information to persons other than their respective authorized employees, counsel, accountants, stockholders, partners, limited partners and other authorized representatives; provided, however, that the Investor may disclose or deliver any information or other material disclosed to or received by the Investor should such disclosure or delivery be required by law.

5. TERMINATION. The Agreement shall terminate:

(a) upon the closing of the Initial Public Offering, except for the provisions of Sections 1(b), 2 and 4(d), which shall remain in full force and effect following the closing of the Initial Public Offering; or

(b) on the date on which (i) a majority of the Institutional Investors, and (ii) the holders of a majority of the shares of Common Stock held by Management Investors shall have agreed in writing to terminate this Agreement.

6. INTERPRETATION OF THIS AGREEMENT

(a) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

Affiliate: any person or entity, directly or indirectly, controlling, controlled by or under common control with such person or entity.

Exchange Act: the Securities Exchange Act of 1934, as amended.

Initial Investors: the Institutional Investors and the individuals whose names appear on Schedule I hereto on the date hereof.

Initial Public Offering: the completion of an underwritten initial public offering for shares of Common Stock pursuant to a registration statement under the Securities Act resulting in net proceeds to the Company and/or any selling stockholders of not less than $25,000,000.

Owns, Own or Owned: shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into Common Stock and the exercise of all outstanding options and warrants to acquire Common Stock.

Permitted Transferee: shall mean, in the case of a Management Investor, members of such Management Investor’s family, heirs, executors or legal representatives or trusts for the benefit of such Management Investor or such Management Investor’s family, provided in each instance that such transferee agrees to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto.

Person: an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Security Securities: as defined in Section 2(1) of the Securities Act.

Securities Act: the Securities Act of 1933, as amended.

Subsidiary: a Person of which the Company owns, directly or indirectly, more than fifty percent 50% of the Voting Stock.

Transfer: any sale, assignment, pledge, hypothecation, or other disposition or encumbrance, whether or not for consideration.

Voting Stock: securities of any class or classes of a Person the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or Persons performing similar functions).

(b) Accounting Principles. Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

(c) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(e) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

7. MISCELLANEOUS

(a) Notices.

(i) All communications under this Agreement shall be in writing and shall be delivered by hand or by facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(A) if to any of the Management Investors, at the address or facsimile number of such Management Investor shown on Schedule I, or at such other address or facsimile number as the Management Investor may have furnished the other parties hereto in writing;

(B) if to GEI, at 3003 Summer Street, Stamford, CT 06905, Attention: Andreas Hildebrand (Fax No.: (203) 326-2495), or at such other address as GEI may have furnished the other parties hereto in writing;

(C) if to Warburg, at 466 Lexington Avenue, New York, New York 10017, Attention: Kewsong Lee (Fax No.: (212) 878-6162), or at such other address or facsimile number as Warburg may have furnished the other parties hereto in writing;

(D) if to the Company, to Eagle Family Foods Holdings, Inc., 735 Taylor Road, Suite 200, Gahanna, OH 43230, Attention: Craig Steinke. (Fax No.: (614) 501-4423), or at such other address or facsimile numbers as it may have furnished the other parties hereto in writing;

(E) if to DFA, at 10220 N. Ambassador Drive, Kansas City, Missouri 64153, Attention Gerald L. Bos (Fax No.: (816) 801-6593, or at such other address or facsimile numbers as it may have furnished the other parties hereto in writing, and

(ii) Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery, if a business day, otherwise the first business day thereafter; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(b) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications relating hereto which may hereafter be executed, (ii) documents received by each Investors pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by an photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course. of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(c) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. Nothing in this Agreement shall confer upon any Person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

(d) Entire Agreement; Amendment and Waiver. This Agreement, the Registration Rights Agreement, the Transaction Agreements and the Certificate of Incorporation of the Company constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of (i) each of the Institutional Investors and (ii) the holder or holders of a majority of the shares of Common Stock (other than Plan Stock and other than those shares held by the Institutional Investors or their respective Affiliates), which shall include Management Investors holding a majority of such shares held by Management Investors. .

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(f) Injunctive Relief. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with certain of the obligations imposed on them by this Agreement, including, without limitation, those obligations set forth in Sections 1 and 2, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations, and if any action should be brought in equity to enforce any of such provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

EAGLE FAMILY FOODS HOLDINGS, INC.

By:	/s/ Craig A. Steinke
Name:	Craig A. Steinke
Title:	Chief Executive Officer and President

GE INVESTMENT PRIVATE PLACEMENT PARTNERS II, A LIMITED PARTNERSHIP

By:	GE Investment Management Incorporated,
its General Partner

By:	/s/ Andreas Hildebrand
Name:	Andreas Hildebrand
Title:	Vice President

WARBURG, PINCUS VENTURES, L.P.

By:	Warburg, Pincus & Co.,
its General Partner

By:	/s/ David A. Barr
Name:	David A. Barr
Title:	Managing Director

DAIRY FARMERS OF AMERICA INC.

By:

By:	Gerald L. Bos
Name:	Gerald L. Bos
Title:	Chief Financial Officer and Corporate
Vice President/Finance

MANAGEMENT INVESTOR:

[Signature on following pages]

Signature Page to Stockholders Agreement, dated as of November 23, 2004, among Eagle Family Foods Holdings, Inc., GE Investment Private Placement Partners II, A Limited Partnership, Warburg, Pincus Ventures, L.P., Dairy Farmers of America Inc. and the Management Investor set forth below.

/s/ Craig Steinke
Craig Steinke

SCHEDULE I

Management Investors

Craig Steinke

19 Norfield Road

Westin, CT 06883

Tel: 203-454-5745